Exhibit 23.1

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944
www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated January 12, 2010, with respect to the consolidated financial statements of RemoteMDx, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2009 in the following Registration Statements and related prospectuses.

RemoteMDx, Inc. Form S-8	File No. 333-157792
RemoteMDx, Inc. Form S-8	File No. 333-153184
RemoteMDx, Inc. Form S-8	File No. 333-146099

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
January 12, 2010